UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2016

FLUIDIGM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 266-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer; Appointment of New Director

On October 19, 2016, our board of directors appointed Stephen Christopher Linthwaite as our President and Chief Executive Officer, effective immediately. In addition, the board appointed Mr. Linthwaite to our board of directors as a Class III director. Mr. Linthwaite’s current term as a director will expire at the 2019 annual meeting of stockholders. On October 19, 2016, our compensation committee also approved an increase in Mr. Linthwaite’s base salary from $450,000 to $500,000 and an increase in his 2016 target bonus opportunity (as a percentage of base salary) from 60% to 70%. We have also agreed to recommend to our compensation committee a grant to Mr. Linthwaite of an option to purchase 140,000 shares of our common stock. The option will be subject to the terms and conditions of our 2011 Equity Incentive Plan and form of stock option agreement. Mr. Linthwaite will receive no additional compensation for his service on the board.

Mr. Linthwaite, age 45, joined Fluidigm as President and Chief Operating Officer in August 2016. From August 2003 to April 2016, Mr. Linthwaite held various managerial positions at Thermo Fisher Scientific Inc., a life sciences company, and prior to its acquisition by Thermo Fisher, at Life Technologies Corporation, a life sciences company, including President, Genetic Sciences Division, from December 2014 to April 2016, President, Genetic Analysis Platform, from September 2011 to December 2014, and various other managerial positions at Invitrogen prior to the creation of Life Technologies through a merger of Invitrogen and Applied Biosystems. Prior to joining Invitrogen, Mr. Linthwaite held various strategic consulting roles. Mr. Linthwaite served on the board of directors of Claritas Genomics, Inc. from December 2014 to April 2016. Mr. Linthwaite received a M.B.A. from the University of Virginia (Darden) School of Business, and a B.A. in Foreign Affairs from the University of Virginia. Prior to business school, Mr. Linthwaite served on active duty in the U.S. Army as an armor officer. We believe that Mr. Linthwaite’s extensive industry experience with life sciences companies qualifies him to serve on our board.

Other than entry into our standard form of indemnification agreement, Mr. Linthwaite has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Linthwaite and any of our directors or executive officers.

Resignation of Chief Executive Officer and Director

On October 19, 2016, Gajus V. Worthington, a co-founder of Fluidigm, resigned as our Chief Executive Officer and as a member of our board of directors, effective immediately. In connection with his resignation, we entered into a separation agreement and release with Mr. Worthington in which we agreed to continue payments of his base salary for eighteen months from the date of his resignation and to reimburse any payments associated with maintaining benefits under our health insurance plans for a period of eighteen months. In addition, we entered into a consulting agreement with Mr. Worthington under which he agreed to provide transition consulting services at a rate of approximately $21,667 per month. Equity incentive awards held by Mr. Worthington will continue to vest and remain exercisable in accordance with their terms during Mr. Worthington’s consultancy, provided that Mr. Worthington voluntarily agreed to forfeit option and restricted stock unit awards with respect to an aggregate of 143,360 shares of our common stock in connection with his resignation. In partial consideration of the benefits we provided under the separation agreement and release, Mr. Worthington provided a general release of claims against Fluidigm.

The foregoing description of the separation agreement and release between Mr. Worthington and Fluidigm does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 8.01 Other Events

On October 19, 2016, we issued a press release announcing certain of the management and board changes described in this Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.2.

The information set forth under this Item 8.01, including Exhibit 99.2, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Separation Agreement and Release between Gajus V. Worthington and Fluidigm Corporation dated October 19, 2016.

99.2	Fluidigm Corporation Press Release dated October 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: October 24, 2016	By:	/s/ Nicholas Khadder
Nicholas Khadder Senior Vice President, Legal Affairs, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Separation Agreement and Release between Gajus V. Worthington and Fluidigm Corporation dated October 19, 2016.

99.2	Fluidigm Corporation Press Release dated October 19, 2016.